Exhibit 10.42

CGS Real Estate Company, Inc.

February 25, 2003

American Spectrum Realty, Inc.

7700 Irvine Center Drive

Irvine, CA  92618

Ladies and Gentlemen:

We hereby agree to guarantee the payment to you by CGS Real Estate Company, Inc. (“CGS”) of its $270,375 obligation to you, pursuant to your letter agreement of this date with CGS, in the event CGS fails to pay to you any amount due thereunder.

As security for our contingent guarantee obligation, we hereby assign to you our right to receive $270,375 of principal payments on the notes payable to us and our affiliates by reason of the settlement of the Teachout litigation, plus all interest payable on such principal amount of notes.

Sincerely yours,

/s/ William J. Carden
William J. Carden

/s/John N. Galardi
John N. Galardi